Filed Pursuant to Rule 424(b)(3) Registration No. 333-106434	PROSPECTUS SUPPLEMENT To Prospectus Dated August 5, 2003

Ciphergen Biosystems, Inc.

1,250,000 Shares
of
Common Stock

        This Prospectus Supplement, together with the Prospectus dated August 5, 2003 listed above, is to be used by certain holders of the above-referenced shares of common stock or by their transferees, pledges or other successors in interest in connection with the offer and sale of the above-referenced shares of common stock.

        The table captioned "Selling Stockholders" commencing on page 10 of the Prospectus is hereby amended to delete the selling stockholder, "LumiCyte, Inc.," and to add the following selling stockholders.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering (1)
		Number of Shares Being Offered
Name of Selling Stockholder
			Number	Percent
Redleaf Group, Inc.	408,101	408,101	0	*
TLH&M, LLC	3,177	3,177	0	*
GCWF Investment Partners II	2,056	2,056	0	*
The UCLA Foundation	934	934	0	*
Michael G. and Olwen Page	6,058	4,112	1,946	*
TD Origen Capital Fund, L.P.	74,774	74,774	0	*
TD Javelin Capital Fund II, L.P.	74,774	74,774	0	*
TD Lighthouse Capital Fund, L.P.	91,458	91,458	0	*
Tullis-Dickerson Capital Focus II, L.P.	58,090	58,090	0	*
Caduceus Private Investments, L.P.	86,721	86,721	0	*
OrbiMed Associates, LLC	1,770	1,770	0	*
UBS Juniper Crossover Fund, L.L.C.	42,363	42,363	0	*
Matthew J. Montini and Julie A. Montini, or their successors, as Trustees of the Montini Family 1997 Revocable Trust dated 9/8/97	11,216	11,216	0	*
Scherbarth Family Partners, FLP	26,171	26,171	0	*
George Hoyem, Trustee of the Hoyem Family Trust U/T/A dated 7/27/2000	934	934	0	*
Dean Witter Reynolds, Inc. Cust. for Rex S. Jackson IRA Rollover dtd 1/23/01	934	934	0	*
Robert F. Carey	3,738	3,738	0	*
Les M. Huhn and Dorothy S. Huhn, Trustees of the Huhn Family Trust U/T/A dated 6/30/99	1,869	1,869	0	*
Kratos Analytical Limited	6,797	6,797	0	*
LumiCyte, Inc.	333,011	333,011	0	*

(1)
Based on 28,845,812 shares outstanding as of August 27, 2003.

(2)
The number of shares owned by any selling stockholder after the offering assumes disposition by such selling stockholder of all the shares of Ciphergen common stock being offered and that such selling stockholder does not acquire any additional shares.

*
Less than 1%

        This Prospectus Supplement should be read in conjunction with the Prospectus, and is hereby qualified in its entirety by reference to the Prospectus, except to the extent that the information contained herein supersedes the information contained in the Prospectus.

The date of this Prospectus Supplement is August 29, 2003.